(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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PAR Technology Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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Paul B. Domorski Chairman, President & Chief Executive Officer	PAR Technology Corporation 8383 Seneca Turnpike New Hartford, NY 13413

April 26, 2012

Dear Shareholders:

You are invited to attend PAR Technology Corporation’s 2012 Annual Meeting of Shareholders to be held on Thursday, June 7, 2012, at 1:00 PM.  We are proud to hold the meeting at one of our customer locations, the New York Palace Hotel; 455 Madison Avenue, New York, New York 10022.  During the Annual Meeting we will present a report on our operations, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and discussion on other business matters properly brought before the meeting.  There will also be time for questions.

In addition to describing the business we will conduct at the meeting, this Proxy Statement provides information about PAR that is of interest to all shareholders.

We hope you will be able to attend the Annual Meeting.  Due to recent amendments to New York Stock Exchange Rules, your broker is not permitted to vote on your behalf in an uncontested election of directors or corporate governance matters supported by management unless you provide specific instructions.  As a result, taking an active role in the voting of your shares is more important than ever before.  Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by internet or by telephone, or by completing, signing, dating and returning your proxy form in the prepaid envelope provided with the form.

Sincerely,

/s/Paul B. Domorski

Important Notice of Internet Availability of
Proxy Materials for the Shareholder Meeting to be held on June 7, 2012:

The Proxy Statement, Proxy Card and the 2011 Annual Report to Shareholders are available at:
www.partech.com/investors/proxy

You can access Internet voting at:
http://www.rtcoproxy.com/par

You can access toll free Telephone voting at:
1-877-603-0119

Printed Using Soy Ink

PAR Technology is concerned about our environment and preserving our world’s natural resources.  If you are accessing this document on line, please consider the environment before you print.  If you are reviewing a hard copy of this document, when you are finished, please be considerate of the environment and recycle.

TABLE OF CONTENTS

Page
2012 Proxy Summary	i
Notice of 2012 Annual Meeting of Shareholders	ii
Proxy Statement	1
General Information	1
Proposal 1: Election of Director	3
Directors and Corporate Governance	3
Report of the Audit Committee	9
Security Ownership of Certain Beneficial Owners and Management	11
Section 16(a) Beneficial Ownership Reporting Compliance	12
Director Compensation	13
Executive Officers	14
Executive Compensation	15
Compensation Discussion and Analysis	15
Summary Compensation Table	19
Outstanding Equity Awards at Fiscal Year-End	20
Equity Compensation Plan Information	21
Transactions with Related Persons	21
Policies and Procedures with Respect to Related Party Transactions	21
Proposal 2: Ratification of the action of the Board of Directors amending the PAR Technology Corporation 2005 Equity Incentive Plan (“the Plan”) to reserve an additional 1,250,000 shares of the Company's common stock for issuance under the Plan	22
Other Matters	22
No Incorporation by Reference	22
Available Information	23
Shareholder Proposals for 2013 Annual Meeting	23
Appendix A: Audit Committee Charter	A-1

2012 Proxy Summary

This summary is intended to provide a quick source for information contained elsewhere in this Proxy Statement.  This summary does not contain all the information a shareholder should consider and you are encouraged to read the entire Proxy Statement carefully before voting your shares.

Annual Meeting Information:

• Date and Time:	Thursday, June 7, 2012 at 1:00 PM
• Place:	New York Palace Hotel 455 Madison Avenue New York, NY 10022
• Record Date:	April 19, 2012

Meeting Agenda:

• Report of Operations
• Questions • Election of Director
• Ratification of amending the 2005 PAR Technology Corporation Equity Incentive Plan to reserve an additional 1,250,000 shares of the Company’s common stock for issuance under the Plan
• Transact such other business as may properly come before the Meeting

Matters to be voted upon:

Matter	Board’s Recommended Vote	Page Reference for more detail
Election of Director	FOR the Director Nominee	3
Ratification of reservation of additional 1,250,000 shares for issuance under the PAR Technology Corporation 2005 Equity Incentive Plan	FOR	22

i

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, JUNE 7, 2012

Dear PAR Technology Shareholder:

The Annual Meeting of Shareholders (the “Meeting”) of PAR Technology Corporation, a Delaware corporation (the “Company”) is scheduled to be held at one of our customer locations, the New York Palace Hotel; 455 Madison Avenue; New York, New York 10022 (see map on back cover) on Thursday, June 7, 2012, at 1:00 PM, local time, for the following purposes:

1.	To elect one (1) Director of the Company for a term of office to expire at the 2015 Annual Meeting of Shareholders;

2.
To ratify the action of the Board of Directors amending the PAR Technology Corporation 2005 Equity Incentive Plan (“the Plan”) to reserve an additional 1,250,000 shares of the Company’s common stock for issuance under the Plan;

3.	To transact such other business as may properly come before the Meeting or any adjournments or postponements of the Meeting.

The Board of Directors set April 19, 2012 as the record date for the Annual Meeting.  This means that owners of the Company's Common Stock at the close of business on April 19, 2012 are entitled to receive this notice and to vote at the Annual Meeting or any adjournments or postponements of the meeting.  A list of shareholders as of the close of business on April 19, 2012 will be made available for inspection by any shareholder, for any purpose relating to the Meeting, during normal business hours at our principal executive offices, PAR Technology Park; 8383 Seneca Turnpike; New Hartford, New York 13413, beginning ten (10) days prior to the Meeting.  This list will also be available to shareholders at the meeting.

Every shareholder’s vote is important.  Whether or not you plan to attend the Meeting, we request you vote as soon as possible.  Most shareholders have the option of voting their shares by telephone or on the internet.  If such methods are available to you, voting instructions are printed on your proxy card or otherwise included with your proxy materials.  You may also vote by the traditional means of completing and returning the proxy card in the accompanying postage prepaid envelope.  If you vote by the telephone or internet, there is no need to return your proxy card.

The proxy solicited hereby may be revoked at any time prior to its exercise by: i) executing and returning to the address set forth above a proxy bearing a later date; ii) voting on a later date via telephone or internet; iii) giving written notice of revocation to the Secretary of the Company at the address set forth above; or iv) attending the Meeting and voting in person.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Gregory T. Cortese
Secretary

April 26, 2012

ii

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PAR Technology Corporation
8383 Seneca Turnpike; New Hartford, NY  13413-4991

April 26, 2012

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors of PAR Technology Corporation (the “Board”), a Delaware corporation (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting” or “Meeting”) to be held at 1:00 PM, local time, on Thursday, June 7, 2012, at the New York Palace Hotel; 455 Madison Avenue, New York, New York 10022, and at any postponement or adjournment of the Meeting.  The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent or given to shareholders is April 26, 2012.

Purpose of Meeting

At the Meeting the Shareholders will be asked to consider and vote on the following matters:

1.	To elect one (1) Director for a term of office to expire at the 2015 Annual Meeting of Shareholders;

2.
To ratify the action of the Board of Directors amending the PAR Technology Corporation 2005 Equity Incentive Plan (“the Plan”) to reserve an additional 1,250,000 shares of the Company’s common stock for issuance under the Plan;

3.	To transact such other business as may properly come before the Meeting or any adjournments or postponements of the Meeting.

Each of the proposals are described in more detail in this Proxy Statement.

Record Date, Voting Rights, Methods of Voting

Only shareholders of record at the close of business on April 19, 2012 will be entitled to notice of and to vote at the Meeting or any postponements or adjournments of the Meeting.  As of that date, there were 15,210,084 shares of the Company's Common Stock, par value $0.02 per share (the “Common Stock”) outstanding and entitled to vote.  Treasury shares are not voted.  The holders of shares representing 7,605,043 votes, represented in person or by proxy, shall constitute a quorum to conduct business.

As a result of recent amendments to New York Stock Exchange Rules, broker discretionary voting (voting without specific instruction from the shareholder) has been eliminated in connection with uncontested election of directors and corporate governance matters supported by management.  As a result, every shareholder is encouraged to participate in voting.

The Company has also been advised that many states are strictly enforcing escheatment laws and requiring shares held in “inactive” accounts to escheat to the state in which the shareholder was last known to reside.  One way shareholders can ensure their account is active is to vote their shares.

Each share of Common Stock entitles the shareholder to one vote on all matters to come before the Meeting including the election of the Directors.  Shareholders may vote in person or by proxy.  Shareholders of record can vote by telephone, on the internet, by mail or by attending the Meeting and voting by ballot.  If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to identify which options are available to you.  If you take advantage of telephone or internet voting, you do not need to return your proxy card.  Telephone and internet voting facilities for shareholders of record will be available 24 hours a day, and will close at Midnight on June 6, 2012.

A shareholder’s right to attend the Meeting and vote in person will not in any way affected by the method by which the shareholder has voted.  The last vote of the shareholder is controlling.  If shares are held in the name of a bank, broker or other holder of record, the shareholder must obtain a proxy, executed in their favor, from the holder of record to be able to vote at the Meeting.  All shares that have been properly voted and not revoked will be voted at the Annual Meeting.  When proxies are returned properly executed, the shares represented by the proxies will be voted in accordance with the directions of the shareholder.  In those instances where proxy cards are signed and returned, but fail to specify the shareholder’s voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.  The proxy solicited hereby may be revoked at any time prior to its exercise by: (i) executing and returning to the address set forth above a proxy bearing a later date; (ii) voting on a later date via telephone or internet; (iii) giving written notice of revocation to the Secretary of the Company at the address set forth above; or (iv) attending the Meeting, withdrawing the proxy and voting in person.

Voting

A shareholder may, with respect to the election of the Director: (i) vote “FOR” the nominee named herein, or (ii) “WITHHOLD AUTHORITY” to vote for such nominee.  The election of the Director requires a plurality of the votes cast.  Accordingly, withholding authority to vote for the Director nominee will not prevent the nominee from being elected.

A Shareholder may, with respect to the ratification of the amendment of the PAR Technology Corporation 2005 Equity Incentive Plan to reserve an additional 1,250,000 shares of the Company’s common stock for issuance under the Plan: (i) vote “FOR”, (ii) vote “AGAINST” or (iii) “ABSTAIN” from voting.  A majority of the votes cast by the holders of shares of capital stock present or represented by proxy and entitled to vote thereon
(a quorum being present) is required to ratify the amendment of the 2005 Equity Incentive Plan.  A vote to abstain from voting on this proposal has the legal effect of a vote against the matter.

Electronic Access to Proxy Materials and Annual Report

This Proxy Statement and the Company’s Annual Report to its shareholders for the year ended December 31, 2011, including audited consolidated financial statements are available on the Company’s Web site at www.partech.com/investors/proxy.

Proxy Solicitation Costs

In addition to the use of the mail service, directors, officers, employees and certain stockholders of the Company, none of whom will receive additional compensation for doing so, may solicit proxies on behalf of the Company personally, by telephone or by other electronic means.  The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of shares of the Company’s Common Stock.

Proposal 1:  Election of Director

As required by the Company’s Certificate of Incorporation, the members of the Board of Directors (the “Board”) are divided into three (3) classes with approximately one-third of the Board standing for election at each Annual Meeting.  The Directors are elected for a three-year term of office, and hold office until their respective successors have been duly elected and qualified or until their resignation or removal, if earlier.  In 2009, there were two (2) Class II Directors elected to hold office until the 2012 Annual Meeting of Shareholders.  In July, 2011, Director Charles A. Constantino, a Class III director, retired from the Board of Directors and in March, 2012, Director Dr. Paul D. Nielsen indicated to the Board his intent not to stand for re-election and to retire from the Board at the expiration of his term on June 7, 2012.  Pursuant to their powers under the Company’s By-Laws, in March, 2012 the Board decreased the number of directors on the Board from seven to five.  Therefore, at this Meeting, one (1) Director will be elected for a three-year term expiring at the Annual Meeting held in 2015.  The nominee of the Board of Directors for the Class II Director position, Sangwoo Ahn, is currently a member of the Board, has been nominated for election by the Board upon recommendation of the Nominating and Corporate Governance Committee and has consented to stand for election.  A brief biography for Mr. Ahn is provided at the bottom of this page.

The Board has no reason to believe that Mr. Ahn will be unable or unwilling to serve if elected.  In the event Mr. Ahn shall become unwilling or unable to accept nomination or election as a Director, it is intended that such shares will be voted, by the persons named in the enclosed proxy, for the election of a substitute nominee selected by the Board.

The Board of Directors unanimously recommends a vote FOR the proposal to elect Mr. Ahn.  Unless a contrary direction is indicated, shares represented by valid proxies that are not marked so as to withhold authority to vote for the nominee, will be voted FOR the election of the nominee.

DIRECTORS AND CORPORATE GOVERNANCE

DIRECTORS

The name of the nominee and each of the Directors continuing in office, their ages as of April 26, 2012 (the approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent or given to shareholders), the year each first became a Director and the expiration of their current term in office are set forth in the following table which is followed by a brief biography.

Nominee for Director	Age	Director Since	Term Expires
Sangwoo Ahn	73	1986	2015 Annual Meeting of Shareholders
Continuing Directors	Age	Director Since	Term Expires
Paul B. Domorski	55	2011	2013 Annual Meeting of Shareholders
Dr. John W. Sammon	73	1968	2013 Annual Meeting of Shareholders
Kevin R. Jost	57	2004	2014 Annual Meeting of Shareholders
James A. Simms	52	2001	2014 Annual Meeting of Shareholders

Nominee for Director

Sangwoo Ahn.  Mr. Ahn is presently a member of the Board of Directors of Furmanite Corporation, a position he has held since 1989 (prior to May 2007, Furmanite Corporation was known as Xanser Corp).  Within the last five years, Mr. Ahn has served as the Chairman of the Board of Quaker Fabric Corporation and as a member of the Board of Directors of Kaneb Services, LLC.  Mr. Ahn was one of the founders of the investment banking firm of Morgan Lewis Githens and Ahn, Inc.  In addition to his board leadership experience, Mr. Ahn brings a sophisticated financial background and is a financial expert within the meaning of the rules of the SEC, and brings his knowledge of public accounting, corporate reporting and risk management.  Mr. Ahn is a member of Class II of the Company’s Board and is the Presiding Director of the non-management directors.  Mr. Ahn has been a Director of the Company since March 1986.

Continuing Directors:

Paul B. Domorski.  Mr. Domorski was elected Chairman, and named Chief Executive Officer and President of PAR Technology Corporation in April, 2011.  Prior to his executive role at PAR, Mr. Domorski served as President, Chief Executive Officer and director of EMS Technologies, Inc., which was recently acquired by Honeywell and is a manufacturer of communication equipment and systems.  During Mr. Domorski’s tenure, EMS Technologies was named one of Forbes 200 “Best Small Companies”.  Prior to joining EMS, Mr. Domorski was vice president of Avaya Corporation’s $1.6 billion services operations business responsible for service and support operations worldwide.  Previously, he served as president and chief executive officer during the restructuring of RSL Communications Ltd., an international provider of communications services.  Mr. Domorski spent nearly 10 years internationally as president of Syncordia, British Telecom’s rapidly growing global outsourcing and network integration business, and head of Unisys EMEA services business.  He began his career at Unisys Corporation and its predecessor companies, Burroughs and Memorex, holding progressively more responsible executive and financial roles there.  In addition to his leadership experience, Mr. Domorski brings diversity to the Board with his substantial international management experience, board experience with publicly held EMS Technologies and experience and skills in organizational development and effecting business turn arounds.  In addition, Mr. Domorski strengthens the board with his adherence to high ethical standards and professional integrity.  Mr. Domorski is a member of Class III of the Company’s Board and has been a Director since April, 2011.

Kevin R. Jost. Mr. Jost is a member of the Board of Directors of Furmanite Corporation, a position to which he was appointed in March 2010.  Mr. Jost is the former President (retiring in 2008) of Honeywell Imaging and Mobility (formerly Hand Held Products, Inc.), a global supplier of data collection and management solutions for in-premises, mobile and transaction processing applications.  Mr. Jost had been the President and Chief Executive Officer of Hand Held Products since its inception as a separate entity in 1999 until its acquisition in 2007 by Honeywell International, Inc.  Mr. Jost brings his global technology business experience, his executive and organizational development experience, strategic planning and diversified business knowledge.  Mr. Jost is a member of Class I of the Company’s Board and has been a Director of the Company since 2004.

James A. Simms.  Mr. Simms has been the Chief Financial Officer and a member of the board of directors of Vicor Corporation since April 2008.  Publicly traded Vicor designs, develops, manufactures and markets modular power components and complete power systems primarily for the communications, information technology, industrial control and military electronics markets.  From March 2007 until joining Vicor in April 2008,
Mr. Simms served as a Managing Director of Needham & Company, LLC, an investment banking firm and registered broker-dealer.  From November 2004 to March 2007, he served in a senior executive role with Janney Montgomery Scott LLC, a wholly owned subsidiary of The Penn Mutual Life Insurance Company.  Mr. Simms contributes his financial background as well as his experience in strategic planning and oversight.  Mr. Simms is a member of Class I of the Company's Board and has been a Director of the Company since October 2001.

Dr. John W. Sammon.  Dr. Sammon is the founder of the Company and served as the Company’s Chief Executive Officer, President and Chairman of the Board until he was succeeded by Mr. Domorski in April 2011.  The extensive experience gained as leader of the Company since its inception, as well as from the various senior executive capacities he has held with the Company’s subsidiaries, gives Dr. Sammon an in depth understanding of the Company’s business and its customers.  Dr. Sammon also brings to the board his extensive leadership experience, strategic planning and broad organizational development expertise.  In April, 2011, Dr. Sammon was named Chairman Emeritus of the Board.  Dr. Sammon is a member of Class III of the Company’s Board and has been a Director of the Company since 1968.

CORPORATE GOVERNANCE

As provided by the By-Laws of the Company and the laws of the State of Delaware, the state of incorporation, the business of the Company is under the general direction of the Board.  As of the mailing of this statement the Board is comprised of six members: five non-management directors and one management director.  In March, 2012 the Board exercised its authority pursuant to the Company’s By-Laws to reduce the number of the Board to five effective as of the date of the 2012 Annual Shareholder Meeting.

Director Independence.  The Board of Directors has affirmatively determined that four of the non-management directors (Directors Ahn, Jost, Nielsen and Simms) are “independent” under the listing standards of the New York Stock Exchange (“NYSE”), the Company’s Standards of Independence and pursuant to the Company’s Corporate Governance Guidelines.  In order to assist the Board in making this determination, the Board has adopted standards of independence as part of the Company’s Corporate Governance Guidelines which are available on the Company’s website at http://www.partech.com/wp-content/uploads/2012/01/PAR_Corp_Gov_Guidelines.pdf.  These standards identify, among other things, material business, charitable and other relationships that could interfere with a director’s ability to exercise independent judgment.  During 2011, there were no transactions, relationships or arrangements with Directors Ahn, Jost, Nielsen or Simms or any entity with which they are affiliated.  There are no family relationships between any of these directors, and any of the Company’s executive officers (“Executive Officers”).  The Executive Officers serve at the discretion of the Board.

Board Meetings and Attendance.  In 2011, the Board held twenty-two (22) meetings and the standing Committees of the Board held a total of seventeen (17) meetings.  Each member of the Board attended at least 75% of the aggregate of all meetings of the Board and the committees on which they served.  It is the Company’s policy to encourage Directors to attend the Annual Meeting but such attendance is not required.  Last year, one member of the Board attended the Annual Meeting.

Board Leadership Structure.  Mr. Domorski succeeded Dr. Sammon as the Company’s Chief Executive Officer (“CEO”) and Chairman of the Board as of April 25, 2011.  In addition, the independent Directors have designated, Director Sangwoo Ahn, as the independent lead or Presiding Director with broad authority and responsibility.  The Presiding Director, Sangwoo Ahn, presides at regularly scheduled executive sessions of the independent directors of the Company.  Director Ahn chairs and has the authority to call and schedule executive sessions and communicates with the Chairman to provide feedback and recommendations of the independent Directors.  The independent directors met in executive session without any management directors or employees present twelve (12) times during 2011.  Director Ahn is also Chairman of the Audit Committee of the Board and a member of the Executive Committee, Compensation Committee and Nominating and Corporate Governance Committee.  The independent Directors believe the Company’s current model of combined CEO and Chairman in conjunction with the Presiding Director position is the appropriate leadership structure for the Company at this time as it allows one person to lead the Company and the Board, while also providing for effective oversight by an independent Presiding Director.  The model of combined CEO and Chairman has served our shareholders well through numerous economic cycles as it provides for an effective means to focus the independent Directors’ attention on the issues of greatest importance to the Company and its shareholders.  The strength of the Company’s independent Directors coupled with its corporate governance policies and practices minimizes the potential conflicts that may result from the Company’s current model of the combined CEO and Chairman.

Board Oversight of Risk Management.  The Company views oversight of risk management as a responsibility of the Board of Directors.  Throughout the year, the Board dedicates a portion of its meetings to review and discuss specific risk topics in detail.  In addition, at least twice each year the Board holds a comprehensive review with the management of each business segment during which the respective leaders of the Company’s business units present to and discuss with the Board the strategic and operational risks facing the management team with Board follow up as appropriate.  The Audit Committee oversees the Company’s risk policies and processes relating to the financial statements and financial reporting processes, including internal controls over financial reporting.  The Audit Committee meets regularly with the Company’s Internal Audit function, independent public accounting firm and management regarding these matters and the effectiveness of such controls and processes.  The Audit Committee regularly reports on such matters to the full Board.

Committees.  The Board has four (4) standing committees:  Executive, Audit, Compensation, and Nominating and Corporate Governance.  Pursuant to the Company’s By-Laws the Board may designate members of the Board to constitute such other committees as the Board may determine to be appropriate.  Commencing in May, 2011, the Board reconstituted the Executive Committee and designated all of the Company’s independent Directors to constitute the Audit, Compensation, and Nominating and Corporate Governance committees.  The members of each of the four standing committees and the number of meetings held by each committee in 2011 are set forth in the following table.

Name	Executive (Prior to May 3, 2011)	Executive (As of May 3, 2011)	Audit	Compensation	Nominating and Corporate Governance
Mr. Ahn	X	Chair	Chair	X	X
Mr. Constantino	X
Mr. Jost		X	X	Chair	X
Dr. Nielsen			X	X	X
Dr. Sammon	Chair	X
Mr. Simms			X	X	Chair
2011 Meetings	1	0	7	8	1

Audit Committee.  Pursuant to its charter, the Audit Committee assists the Board in oversight of management’s conduct and representations of the Company’s financial reporting processes, systems of internal control, the audit process, and the Company’s processes for monitoring compliance with laws and regulations and the Company’s code of ethics and conduct.  As required by the New York Stock Exchange (“NYSE”) and the committee charter, the Audit Committee consists of a minimum of three members, each of whom has been determined by the Board to meet the independence standards adopted by the Board.  Since May, 2011, the Audit Committee consisted of four members.  The standards adopted by the Board incorporate the independence requirements of the NYSE Corporate Governance Standards and the independence requirements set forth by the Securities and Exchange Commission (“SEC”).  The Board has determined the members of the Audit Committee are “independent” as this term is defined by the NYSE in its listing standards and meet SEC standards for independence of audit committee members and that no member of the Audit Committee has a material relationship with the Company that would render that member not to be “independent”.  While the Charter requires all members of the Committee to be financially literate at the time of their appointment to the Committee or within a reasonable time thereafter, the Board has determined that Sangwoo Ahn is an “audit committee financial expert” as defined by the SEC.  The number of meetings of the Audit Committee indicated in the table above includes meetings held separately with management, the Company’s internal auditors and the independent registered public accounting firm and separate Executive Sessions with only independent Directors present.  The Report of the Audit Committee begins on page 9 of this Proxy Statement.

Compensation Committee.  In accordance with its charter and the requirements of the NYSE, the Compensation Committee is comprised of a minimum of three directors.  Since May, 2011, the Compensation Committee has consisted of four members.  The Board has determined that each of the members of this committee has met the independence standards adopted by the Board which incorporate the independence requirements under the NYSE listing standards.  Meeting as needed, but no less than once per year, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluates performance in light of those goals and objectives and determines and approves the compensation level (including any long term compensation components) and benefits based on this evaluation.  In addition, the recommendations of the Chief Executive Officer regarding the compensation, benefits, stock grants, stock options and incentive plans for all Executive Officers of the Company are subject to the review and approval of the Compensation Committee.  The Compensation Committee also reviews and makes recommendations to the Board regarding the level and form of compensation for non-employee Directors in connection with service on the Board and its committees.

Nominating and Corporate Governance Committee.  Pursuant to its charter and NYSE listing standards, the Nominating and Corporate Governance Committee is composed of a minimum of three independent directors.  As was the case with the Audit and Compensation Committees, discussed above, since May, 2011, the Nominating and Corporate Governance Committee has been comprised of the four independent directors of the Board.  The Nominating and Corporate Governance Committee assists the Board in meeting its responsibilities in connection with the identification and recommendation of qualified nominees for election to the Board; developing and recommending to the Board a set of corporate governance principles which comprise the Corporate Governance Guidelines; adopting a corporate code of ethics and conduct embodied in the Company’s Code of Business Conduct and Ethics; and monitoring the compliance with, and periodically reviewing and making recommendations to the Board regarding the Company’s governing principles and Code of Business Conduct and Ethics.  The Board has determined that each of the members of this committee has met the independence standards adopted by the Board which incorporate the independence requirements under the NYSE listing standards.

Special Committee.  At the March 16, 2011, meeting of the Board, Dr. Sammon, at that time Chairman of the Board and Chief Executive Officer, informed the Board of his intention to make a formal proposal to acquire at least approximately 80% of the equity of PAR Logistics Management Systems Corporation (“LMS”), a wholly-owned subsidiary of the Company.  Acknowledging the considerable conflict of interest involved and the “fair dealing and fair price” requirements of Delaware General Corporation Law associated with insider transactions, as well as prior assessment and discussion by the Board of the possibility of divesting LMS, the Board, by unanimous vote, established a Special Committee, consisting solely of independent Directors Ahn, Jost, Nielsen and Simms.  Mr. Simms was elected Chairman of the Special Committee.  Also by unanimous vote, the Board authorized (a) the Special Committee to consider, accept, reject and/or negotiate the terms of a transaction involving LMS deemed (i) appropriate and consistent with the strategy of the Company, (ii) reflecting both fair dealing and fair price, and (iii) in the best interest of the Company and its stockholders, (b) the Special Committee to take such further steps or actions the Special Committee determined advisable and in the best interest of the Company and its stockholders, including the retention of counsel and financial advisors, and (c) the Company to indemnify the Directors serving on the Special Committee to the maximum extent allowed by applicable Delaware law on a current basis and to pay for any losses, costs or expenses such Director might incur as a direct result of any lawful actions taken or decisions made by the Special Committee.  The Board unanimously voted to compensate the Directors serving on the Special Committee, reflecting the time commitment, effort and risk associated with their undertakings, on the following basis: $30,000 for Mr. Simms, in his capacity as Chairman of the Special Committee, and $15,000 for each of Directors Ahn, Jost and Nielsen.

The Special Committee established and maintained a system of regular, frequent communications among themselves, counsel to the Special Committee, financial advisors to the Special Committee, and the Board (outside of formal meetings of the Board) to discuss and report on the undertakings of the Special Committee.  Such communications, either in-person meetings or conference calls, occurred from March 2011 through December 2011.

Committee Charters.  Each of the Audit, Compensation, and Nominating and Corporate Governance Committees operate under a written charter approved by the Board.  The charter is reviewed regularly by the respective committees which may recommend appropriate changes for approval by the Board.  A copy of the Audit Committee Charter is attached as Appendix A to this Proxy Statement.  Copies of the charters for the Audit, Compensation, and Nominating and Corporate Governance Committees are posted on the Company’s website and a printed copy of these documents may be obtained without charge by written request.  Requests can be made via the internet or by mail.  The respective website and address for making such requests for printed copies of these and other available documents may be found under the heading “Available Information” on page 23 of this Proxy Statement.

Presiding Director and Executive Sessions.  The independent directors have chosen Director Ahn to preside at regularly scheduled executive sessions of the independent directors of the Company.  Among his duties and responsibilities as Presiding Director, Director Ahn chairs and has the authority to call and schedule executive sessions and communicates with the Chairman to provide feedback and recommendations of the independent Directors.  The independent directors met in executive session with only independent directors being present a total of twelve (12) times during 2011.

Communication with the Board.  Interested parties may send written communication to the Board of Directors as a group, the independent directors as a group, the Presiding Director of executive sessions of independent directors, or to any individual director by sending the communication c/o Gregory T. Cortese, Secretary; PAR Technology Corporation; PAR Technology Park; 8383 Seneca Turnpike, New Hartford, NY 13413.  Upon receipt, the communication will be relayed to the Chairman, if it is addressed to the Board as a whole; to Director Ahn, if it is addressed to the Presiding Director of executive sessions of the independent directors or to the independent directors as a group, or to the individual Director, if the communication is addressed to an individual Director.  All communications regarding accounting, internal controls and audits will be referred to the Audit Committee.  Interested parties may communicate anonymously if they so desire.

Director Nomination Process.  The Nominating and Corporate Governance Committee reviews possible candidates for the Board of Directors and recommends the nominees for directors to the full Board for approval.  The Nominating and Corporate Governance Committee considers potential candidates from many sources including shareholders, current Directors, company officers, employees, and others.  On occasion, the services of a third party executive search firm are used to assist in identifying and evaluating possible nominees for director.  Shareholder recommendations for possible candidates for the Board should be sent to:  Nominating and Corporate Governance Committee; c/o Gregory T. Cortese, Secretary; PAR Technology Corporation; PAR Technology Park; 8383 Seneca Turnpike; New Hartford, NY 13413.  Regardless of the source of the recommendation, the Nominating and Corporate Governance Committee screens all potential candidates in the same manner.  In identifying and considering candidates for nomination to the Board, the Committee considers the requirements set out in the Nominating and Corporate Governance Committee Charter.  The criteria includes specific traits, abilities and experience that are considered in light of the Company’s businesses and structure when identifying and evaluating potential nominees for election to the Board, including:

•	the highest character and integrity with a record of substantial achievement;

•	demonstrated ability to exercise sound judgment generally based on broad experience;

•	active and former business leaders with accomplishments demonstrating special expertise;

•	skills compatible with the Company’s business objectives; and

•	diversity reflecting a variety of personal and professional experience and background.

In addition to the non-exhaustive criteria set forth in the Nominating and Corporate Governance Committee Charter, the Committee also considers the requirements set forth in the Company’s Corporate Governance Guidelines, as well as the quality of experience, the needs of the Company and the range of talent and experience represented on the Board.  When considering a candidate, the Committee will determine whether requesting additional information or an interview is appropriate.  The minimum qualifications and specific qualities and skills required for directors are set forth in the Company’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter.  The Company’s Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter are posted on the Company’s website and a printed copy of both documents may be obtained without charge by written request.  The website and address to send such requests may be found under the heading “Available Information” on page 23 of this Proxy Statement.

Code of Business Conduct and Ethics.  To ensure the Company’s business is conducted in a consistently legal and ethical manner, all of the Company’s Directors and employees, including the Chief Executive Officer, the Chief Financial Officer and all other Executive Officers are required to abide by the Company’s Code of Business Conduct and Ethics (the “Code”).  The Code is designed to deter wrongdoing and to promote: (a) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (b) full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the SEC and other public communications; (c) compliance with applicable governmental laws, rules and regulations; (d) the prompt internal reporting of violations of the Code to the appropriate person(s) identified in the Code; and (e) accountability for adherence to the Code.  A printed copy of the Code may be obtained without charge by making a written request to the Company.  Information regarding where such requests should be directed can be found on page 23 of this Proxy Statement under the heading “Available Information.”  The full text of the Company’s Code is also available on the Company’s website at http://www.partech.com/wp-content/uploads/2012/01/Code_of_Business_Conduct_and_Ethics.pdf. The Company intends to disclose future amendments to, or waivers from, provisions of the Code that apply to the Executive Officers and Directors and relate to the above elements by posting such information on its website within five (5) calendar days following the date of such amendment or waiver.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report is subject to the disclaimer regarding “filed” information and incorporation by reference contained on page 22 of this Proxy Statement.

Reporting to the Board of Directors and acting on its behalf, the Audit Committee acts on behalf of the Board to provide oversight of the Company’s financial management, independent registered public accounting firm, KPMG LLP (“KPMG”) and financial reporting process.  The responsibility for establishing and maintaining adequate internal financial controls, preparing the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and the financial reporting process rests with the Company’s management.  As the Company’s independent registered public accounting firm, KPMG is responsible for auditing the Company’s consolidated financial statements and providing an opinion as to whether the Company’s consolidated financial statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company in conformity with U.S. GAAP.

In the context of the above, the Audit Committee has reviewed, met and discussed with management, KPMG and the Company’s internal audit function (“Internal Audit”) the audited consolidated financial statements in the Annual Report for the year ended December 31, 2011 (including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements);  and management’s assessment of the effectiveness of the Company’s internal control over financial reporting.  Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2011 were prepared in accordance with U.S. GAAP.  In addition, the Audit Committee has held private sessions regarding these matters with the Company’s Chief Financial Officer, Internal Audit and KPMG.

Internal Audit and KPMG have unrestricted access to the Audit Committee.  Throughout the year the Audit Committee met and discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits, the results of their examinations, and their assessment of the overall quality of the Company’s financial reporting.  In addition, the Audit Committee met and discussed with Internal Audit, their evaluations of the Company’s internal controls.  These meetings were held both with and without Company management present.  The Audit Committee met seven times during 2011 with all members of the committee being present at all meetings held.

KPMG has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors and the Audit Committee has discussed with KPMG the matters in those written disclosures and KPMG’s independence from the Company and its management.  The Audit Committee has reviewed, met and discussed with KPMG such other matters as are required to be discussed with the Committee by applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties).

The Audit Committee considered and pre-approved any non-audit services provided by KPMG and the fees and costs billed and expected to be billed by the Firm for those services.  The Audit Committee also considered whether the non-audit services provided by KPMG are compatible with maintaining auditor independence.  In reliance on the reviews and discussions with the Company’s management and KPMG, the Committee is satisfied that non-audit services provided to the Company by KPMG are compatible with and did not impair the independence of KPMG.  A breakdown of the fees and costs paid to KPMG during 2011 and 2010 is provided below in this Proxy Statement under the heading, “Principal Accounting Fees and Services”.  In reliance on the reviews and discussions with both management and KPMG referred to above, the Audit Committee recommended to the Board on March 26, 2012, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

This report is provided by the following independent directors, who comprise the Audit Committee.

Sangwoo Ahn (Chairman)	Dr. Paul D. Nielsen	Kevin R. Jost	James A. Simms

Principal Accounting Fees and Services

The following table presents fees paid by the Company for professional services by KPMG during the years ended December 31, 2011 and December 31, 2010.

Type of Fees	2011	2010
Audit Fees	$546,000	$437,000
Audit-Related Fees	$150,000	0
Tax Fees	$8,000	$12,000
All Other Fees	0	0
Total:	$704,000	$449,000

In accordance with the SEC’s rules and definitions, the categories of fees in the above table are defined as follows:

Audit Fees are fees for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees are fees in connection with the audit of the Company’s logistics management business pursuant to the Asset Purchase and Sale Agreement with ORBCOMM Inc. dated December 23, 2011.

Tax Fees are fees for professional services for federal, state and international tax compliance, tax advice and tax planning.

All Other Fees are for any services not included in the first three categories.

Consistent with SEC policies regarding auditor independence, the Audit Committee has established a policy to pre-approve all auditing services and permitted non-audit services, including the fees and terms thereof, performed by the independent registered public accounting firm.  The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of the Company’s independent registered public accounting firm.

One or more representatives of KPMG are expected to be in attendance at the Annual Shareholder Meeting, where they will have the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 29, 2012 by each Director, by each of the Named Executive Officers and by all Directors and Executive Officers as a group and certain other principal beneficial holders.

Name of Beneficial Owner or Group (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (3)
Paul B. Domorski	86,500	(4)	*
Dr. John W. Sammon	5,121,196	(5)	33.82%
Ronald J. Casciano	150,600	(6)	*
Sangwoo Ahn	103,100	(7)	*
Kevin R. Jost	49,134	(8)	*
James A. Simms	43,100	(9)	*
Dr. Paul D. Nielsen	32,600	(10)	*
Stephen P. Lynch	25,500	(11)	*
All Directors and Executive Officers as a Group (9 persons)	5,634,730		37.21%
Other Principal Beneficial Owners Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	759,927	(12)	5.01%
WEDBUSH, Inc. 1000 Wilshire Blvd., Los Angeles, CA 90017 Edward W. Wedbush P.O. Box 30014, Los Angeles, CA 90030 and Wedbush Securities, Inc. P.O. Box 20014, Los Angeles, CA 90030	851,221	(13)	5.62%

*    Represents less than 1%

(1)	Except as otherwise noted, the address for each beneficial owner listed above is c/o PAR Technology Corporation; PAR Technology Park; 8383 Seneca Turnpike; New Hartford, NY 13413-4991.
(2)	Except as otherwise noted, each individual has sole voting and investment power with respect to all shares.
(3)
Percent of Class is calculated utilizing 15,143,084 which is the number of the Company’s outstanding shares as of February 29, 2012 and the number of options held by the named beneficial owners, if any, which become exercisable within 60 days thereafter.

(4)	Includes 62,500 shares which Mr. Domorski has or will have the right to purchase as of April 29, 2012 pursuant to the Company’s stock option plans.
(5)	Includes 150 shares held jointly with Dr. Sammon’s wife, Deanna D. Sammon. Does not include 71,400 shares beneficially owned by Mrs. Sammon in which Dr. Sammon disclaims beneficial ownership.
(6)	Includes 60,000 shares which Mr. Casciano has or will have the right to purchase as of April 29, 2012 pursuant to the Company’s stock option plans and 43,000 shares pledged as security.
(7)	Includes 19,100 shares which Mr. Ahn has or will have the right to purchase as of April 29, 2012 pursuant to the Company’s stock option plans.
(8)
Includes 9,134 shares which Mr. Jost has or will have the right to purchase as of April 29, 2012 pursuant to the Company’s stock option plans; 5,334 shares held jointly with Mr. Jost’s wife, Candace A. Jost, and 20,000 shares beneficially owned by Mrs. Jost.

(9)	Includes 5,600 shares which Mr. Simms has or will have the right to purchase as of April 29, 2012 pursuant to the Company’s stock option plans.
(10)	Includes 5,600 shares which Dr. Nielsen has or will have the right to purchase as of April 29, 2012 pursuant to the Company’s stock option plans.
(11)	Includes 25,000 shares which Mr. Lynch has or will have the right to acquire as of April 29, 2012 pursuant to the Company's stock option plans.
(12)
Information related to these shareholders was obtained from Schedule 13G/A filed with the SEC on February 10, 2012 by Dimensional Fund Advisors LP a Delaware limited partnership.  Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”.) In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds.  In its role as investment advisor, sub-advisor and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds.  However, all securities reported in the Schedule 13G are owned by the Funds.  Dimensional disclaims beneficial ownership of such securities and states that the filing of the Schedule 13G shall not be construed as an admission that Dimensional Fund Advisors LP or any of its affiliates is a beneficial owner for any other purposes than Section 13(d) of the Security Exchange Act of 1934.

(13)
Information related to these shareholders was obtained from Schedule 13G filed with the SEC on February 9, 2012 by WEDBUSH, Inc., Edward W. Wedbush and Wedbush Securities, Inc.  Each of the three reporting persons are deemed to be beneficial owners of 851,224 shares pursuant to their possession of shared dispositive power over this aggregate total and the interrelation ship of the reporting persons.  WEDBUSH, Inc. owns all the shares of Wedbush Securities, Inc., a broker/dealer and Edward W. Wedbush is the chairman and owns a majority of the outstanding shares of WEDBUSH, Inc.  Edward W. Wedbush is also the President of Wedbush Securities, Inc., a broker/dealer.  Edward W. Wedbush may be deemed the beneficial owner of the shares of the Company owned by WEDBUSH, Inc., however Edward W. Wedbush disclaims such beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE.  Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings.  Based solely on its review of the copies of such reports received by the Company and written representations from reporting persons, the Company believes that during 2011 all reports for the Company’s executive officers and Directors that were required to be filed under Section 16(a) were filed on a timely basis.

DIRECTOR COMPENSATION

Directors who are employees of the Company are not separately compensated for serving on the Board.  All directors are reimbursed for reasonable expenses incurred in attending meetings.  For 2011, Director compensation consisted of (i) a fixed annual cash retainer paid to Directors (with no additional attendance fee for attendance at Board and committee meetings), and (ii) an award of 10,000 shares of restricted stock to independent Directors.  Independent Directors were paid an annual cash retainer of $65,000, with an additional annual cash retainer of $10,000 paid to Director Ahn as compensation for serving as the Presiding Director of the independent Directors and the Chairman of the Audit Committee.  Dr. Sammon, who retired as an employee of the Company on April 25, 2011, received after that date the pro rata portion of an annual cash retainer of $50,000.   Mr. Constantino, who retired as an employee of the Company on March 11, 2011, and retired from the Board on July 12, 2011, received the pro rata portion of an annual cash retainer of $50,000.  The Board also approved the following separate cash fees to be paid to the members of the Special Committee established in connection with the divestiture of LMS: $30,000 for Mr. Simms, in his capacity as Chairman of the Special Committee, and $15,000 for each of Directors Ahn, Jost and Nielsen. Restricted stock awarded to independent Directors vests at the rate of 25% every 90 days from the date of grant, with full vesting occurring 360 days after the date of grant, provided, as of the vesting dates, the independent Director’s position had not been vacated by reason of resignation or removal for cause.  The grants stipulate the Board may, in its discretion, waive any forfeiture triggered by the vacating of the independent Director and allow the grants to vest as scheduled.   For fiscal year 2012, the Board, upon recommendation of the Compensation Committee, increased the annual cash retainer paid to eligible Directors.  Beginning in the second quarter of 2012, the annual cash retainer paid to independent Directors will be $75,000, with an additional annualized cash retainer of $15,000 to be paid to Director Ahn as compensation for serving as the Presiding Director and the Chairman of the Audit Committee.  The annualized cash retainer for Dr. Sammon will be $60,000.

The following table shows compensation information for the Company’s non-management directors for fiscal 2011.

Director Compensation for Fiscal 2011

Name of Director	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Sangwoo Ahn	90,000	(2)	40,800	0	(3)	0	0	0	130,800
Charles A. Constantino	9,849	(4)		0		0	0	0	9,849
Kevin R. Jost	80,000	(5)	40,800	0	(6)	0	0	0	120,800
Dr. Paul D. Nielsen	80,000	(7)	40,800	0	(8)	0	0	0	120,800
Dr. John W. Sammon	34,041	(9)		0		0	0	0	34,041
James A. Simms	95,000	(10)	40,800	0	(11)	0	0	0	135,800

(1)
The dollar amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.    Assumptions made in these valuations are discussed in footnote 7 of the Company’s 2011 Consolidated Financial Statement included in the Company’s Annual Report on 10-K filed with the SEC on April 4, 2012.  There can be no assurance that the grant date fair value amounts will be realized.  Each independent Director received a grant for 10,000 restricted shares of the Company’s common stock on May 3, 2011 at $.02 per share.  The grant date fair value of the aforementioned grants to each of the independent Directors was $4.08.

(2)
Reflects payment of an annual cash retainer of $65,000, plus an additional $10,000 annual cash retainer for service as the Presiding Director and Chairman of the Audit Committee, as well as payment of $15,000 for service on the Special Committee.

(3)	At the end of 2011, Mr. Ahn had options to purchase an aggregate of 19,100 shares of the Company’s common stock and total aggregate restricted stock awards of 24,000 shares.
(4)
Reflects the pro rata portion of non-independent non-management director fees for the period after Mr. Constantino’s retirement from his position of Executive Vice President of the Company in March 2011 and his retirement from the Board in July 2011.

(5)	Reflects payment of an annual cash retainer of $65,000 and payment of $15,000 for service on the Special Committee.
(6)	At the end of 2011, Mr. Jost had options to purchase an aggregate of 9,134 shares of the Company’s common stock and total aggregate restricted stock awards of 24,000 shares.
(7)	Reflects payment of an annual retainer of $65,000 and payment of $15,000 for service on the Special Committee.
(8)	At the end of 2011, Dr. Nielsen had options to purchase an aggregate of 5,600 shares of the Company’s common stock and total aggregate restricted stock awards of 24,000 shares.
(9)
Reflects the pro rata portion of non-independent non-management director fees for the period after Dr. Sammon’s retirement from his position of President and Chief Executive Officer of the Company in April 2011.

(10)	Reflects payment of an annual retainer of $65,000 and payment of $30,000 for service as Chairman of the Special Committee.
(11)	At the end of 2011, Mr. Simms had options to purchase an aggregate of 19,100 shares of the Company’s common stock and total aggregate restricted stock awards of 24,000 shares.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The following table lists all persons who served as executive officers of the Company during all or part of 2011, their respective ages as of April 26, 2012, positions held during 2011 and occupations for the last five years. There are no family relationships between any of the executive officers, and there is no arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was selected.

Name	Age	Position	Occupation for Last 5 Years
Paul B. Domorski	55	Chairman, Chief Executive Officer and President, PAR Technology Corporation
Mr. Domorski was elected Chairman, Chief Executive Officer and President of the Company effective April 25, 2011.  Mr. Domorski was president, chief executive officer and a director of EMS Technologies, Inc., a publicly traded manufacturer of communication equipment and systems which was recently acquired by Honeywell.  Prior to joining EMS, he was vice president of service operations at Avaya Corporation. He served as president and chief executive officer during the restructuring of RSL Communications Ltd., an international provider of communications services.  Mr. Domorski was also president of Syncordia, British Telecom’s international outsourcing and Network business. He began his career at Unisys Corporation and its predecessor companies, Burroughs and Memorex, holding progressively more responsible executive and financial roles there.

He served on the executive committee and as a board member of TechAmerica, which was formerly called The American Electronic Association.

Ronald J. Casciano	58	Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer, PAR Technology Corporation	Mr. Casciano, CPA, was promoted to Vice President, Chief Financial Officer, Treasurer of PAR Technology Corporation in June 1995. Mr. Casciano was named Chief Accounting Officer in 2009.
Charles A. Constantino	72	Executive Vice President and Director, PAR Technology Corporation
Mr. Constantino was a Director of the Company since 1970; Executive Vice President since 1974.  Mr. Constantino retired from the position of Executive Vice President effective March 11, 2011 and from his position as a member of the Board of Directors effective July 12, 2011.

Larry Hall	52	President, PAR Springer-Miller Systems, Inc.	Mr. Hall was named President, PAR Springer-Miller Systems, Inc. in August 2008. Previously Mr. Hall was a president and CEO of Hotel Booking Solutions, Inc.
Stephen P. Lynch	55	President, PAR Government Systems Corporation and Rome Research Corporation
Mr. Lynch was named President, PAR Government Systems Corporation and Rome Research Corporation in January 2008.  Previous to his appointment to the position of President, Mr. Lynch served as Executive Vice President of PAR Government Systems Corporation since July 2006.

Dr. John W. Sammon	73	Formerly Chairman, President and Chief Executive Officer, PAR Technology Corporation
Dr. Sammon is the founder of the Company and has been the President, Chief Executive Officer and a Director since its incorporation in 1968, and Chairman since 1983. Dr. Sammon retired from the position of Chairman, President and Chief Executive Officer effective April 25, 2011.

A. Edwin Soladay	65*	President, ParTech, Inc.
Mr. Soladay was named President, ParTech, Inc. in January, 2009.  Previously, Mr. Soladay was the Chief Operating Officer of Fujitsu Transaction Solutions, a wholly owned subsidiary of Fujitsu Limited.

*Mr. Soladay passed away January 14, 2011.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overall Compensation Philosophy, Objectives and Policy

Philosophy.  The Company’s Named Executive Officer compensation philosophy is to create long-term value for our shareholders.  To achieve this philosophy, we have designed and implemented our compensation programs for Named Executive Officers to reward them for operating performance, leadership, align their interests with shareholders and encourage them to remain with the Company.

Objectives. The Company’s compensation objectives are to:

•	Ensure the alignment of compensation with the performance objectives of each of our employees, including Named Executive Officers;
•	Reward performance and behaviors that reinforce the values of leadership, integrity, accountability, teamwork, innovation and quality; and
•	Achieve the Company’s overall performance goals.
•	Ensure alignment with management and shareholder interests.

Compensation Policy. The Compensation Committee designs compensation programs for Named Executive Officers intended to further the Company’s objectives of attracting, motivating, retaining and rewarding talented executives necessary to assist the Company in achieving its performance goals.    Accordingly, the Committee has adopted the following overriding policies:

•	Compensation must be tied to the Company's general performance and achievement of financial and strategic goals;
•	Compensation opportunities should be competitive with those provided by other companies of comparable size engaged in similar businesses; and
•	Compensation should provide incentives that align the long-term financial interests of the Company's Executive Officers with those of its shareholders.

Compensation that was paid to the Named Executive Officers in 2011 was consistent with the above policies.  The primary responsibility of the Company’s Chief Executive Officer and its other Named Executive Officers is the enhancement of shareholder value through balancing the requirements of long term growth with the achievement of short term performance.  The contribution a Named Executive Officer has made to achieve the Company’s short term strategic performance objectives as well as that Named Executive Officer’s anticipated contribution toward long term objectives provide the basis upon which the officer’s individual compensation awards are established.

Elements of Executive Compensation

To meet its policy objectives for Named Executive Officer compensation, the Company compensated them through a combination of Base Salary, Incentive Compensation, Equity Compensation, Deferred Compensation and provided various benefits, including medical and 401(k) plans generally made available to all employees of the Company.

The determination of the Company’s Named Executive Officers’ compensation is solely within the purview of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee” or “Committee”).  In determining and assessing the appropriateness of the compensation for all named executives, the Compensation Committee solicits and considers the self assessment of each executive as to their performance against pre-established goals and objectives, the executive’s involvement in the day to day operations of the relevant business unit, as well as results of a third party compensation survey.  The third party compensation survey utilized by the Committee evaluates the compensation levels of chief executive officers at companies of similar size and geographic location within the high technology, durable group industry, as defined by the third party compensation survey, companies which are determined to be peers of the Company.

As to the chief executive specifically, the Committee also performs its own evaluation of the chief executive’s performance in light of the goals and objectives the Committee had approved for the prior fiscal year.  Other than the chief executive’s self assessment which is solicited and considered by the Compensation Committee in establishing compensation levels, the chief executive does not have any role in establishing his compensation.

Base Salary.  In setting the annual base salary of the Chief Executive Officer and in reviewing and approving the annual base salaries of the other Named Executive Officers, the Compensation Committee considered the salaries of executives in similar positions, the level and scope of responsibility, experience and performance of the Named Executive Officer, the financial performance of the Company and other overall general economic factors.

The Compensation Committee typically purchases compensation data from a national third party provider of data for salaries in the high technology group within the durable goods industry sector as reported in a nationally recognized report on executive compensation.  In 2011, in conjunction with its purchase of a membership with the Human Resource Leadership Council, a national third party resource on Human Resources related matters, the Company was provided with access to the online market database Payscale Market Rate.  This database provided the Company with real time salary information for its peer groups, disaggregated by industry, volume of revenue, total employee headcount, and geographic region.  In selecting the appropriate peer group, the Compensation Committee utilized the computer hardware/software peer group companies within the durable goods industry sector, having consolidated revenues within the range of $200 million and $300 million, full time equivalent employees within the range of 1,000 and 2,500, and located in the northeastern United States.  The Committee concluded that the aforementioned peer group was the most similar with respect to industry, operations, size and location of the Company, and would be appropriate in deriving their compensation benchmarks.

An objective of the Compensation Committee is to approve the salary for each Named Executive Officer near the average midpoint for similar positions identified in the survey, taking into account variables such as industry, company size, geographic location, and comparison of duties.  Consideration is also given to the individual performance of that Named Executive Officer, the performance of the organization over which the Named Executive Officer has responsibility, the performance of the Company and general economic conditions (with each factor being weighted as the Compensation Committee deems appropriate).

Incentive Compensation.  The purpose of the Company’s incentive compensation program for its Named Executive Officers is to provide incentive based compensation to Named Executive Officers for meeting and exceeding pre-established financial performance goals for the respective businesses under their control.  In general, the financial performance goals of the Named Executive Officers are approved by the Board of Directors.

For 2011, the financial performance measure taken into consideration to determine an appropriate bonus for Named Executive Officers was Consolidated Net Income and Business unit profit before tax.

In 2011, the annual Incentive Compensation targets for the Named Executive Officers ranged from 50% to 65% of Base Salary.  Named Executive Officers may earn from 0% to 200% of the individual target established for their business depending on actual financial performance compared to the actual goals of the operating plan.  The calculation of the award is based on performance level achievement of greater than 80% of their goal of profit before tax. Cash payments are made following the completion of the Corporation’s audit.

For 2011, total awards paid to a business unit (except for the Government business unit) may not exceed an amount equal to 30% of net profit after taxes for the Corporation (“Cap”). The Cap for the Government business unit was 20% of the net profit after taxes of that business unit.  Dr. Sammon, Mr. Domorski and Mr. Casciano were measured on the performance of the Corporation as a whole.  They did not receive any incentive compensation for 2011 performance.  Mr. Lynch is measured on the performance of the Government business and received incentive compensation of $192,713 for 2011 performance of that business.

The incentive compensation awards (assuming that each of the three aforementioned performance objectives were achieved at 100%) that could have been paid to Dr. Sammon and Mr. Domorski, as a percentage of base salary was 65%, while the percentage of base salary that could have been paid to Mr. Casciano and Mr. Lynch was 50%.

The incentive compensation award for Dr. Sammon, Mr. Domorski and Mr. Casciano was based on the performance objective of Net Income of the Corporation. For fiscal year 2011 the Net Income objective was not met and therefore no award was paid.

The incentive compensation award for Mr. Lynch was based on the performance objective of profit before tax of the Government business. For fiscal year 2011 the profit before tax objective was exceeded and resulted in a 150% award.

Given that the aforementioned objective was exceeded by the Government business, Mr. Lynch’s incentive compensation award was approximately 75% of his base salary; which is in excess of the 50% of base salary award that would have been provided had all objectives been achieved at 100%.  Such award was in accordance with the pre-defined calculation for those metrics in excess of the performance objective, which was pre-approved by the Company’s Board of Directors.

Equity Compensation.  In keeping with its philosophy of providing long-term financial incentives that relate to improvement in long-term shareholder value, the Company may grant restricted stock awards and/or stock options to its key employees under the Company’s 2005 Equity Incentive Plan.  The Compensation Committee determines the key employees of the Company and its subsidiaries who shall be granted equity compensation, the type of equity compensation to be granted, the terms of the grant and the number of shares to be subject to such grants.  Grants of restricted stock awards are generally limited to the Company’s senior level employees and are used in special circumstances.

There are two types of vesting associated with restricted stock awards: Time-Only and Event/Performance.  Time-Only vesting generally occurs over a 3 to 5 year period.  Event/Performance vesting occurs upon the achievement of certain financial targets (e.g. increase in revenue, earnings per share or other metrics) so long as the event is non-subjective.  In 2011, no Restricted Stock Awards were granted to the Named Executive Officers.

Stock options (“Options”) granted under the 2005 Equity Incentive Plan may be either Incentive Stock Options as defined by the Internal Revenue Code (“Incentive Stock Options”) or Options which are not Incentive Stock Options (“Non-Qualified Stock Options”).  Option grants generally become exercisable no less than six months after the grant and expire ten (10) years after the date of the grant.  Option grants are discretionary and are reflective of the value of the recipient’s position, as well as the current performance and continuing contribution of that individual to the Company.  In 2011, Mr. Domorski was granted 250,000 non-qualified stock options in connection with his employment agreement and Mr. Lynch was granted 30,000 Incentive stock options in recognition of his performance.

Benefits and Perquisites.  The Company provides partial payment for medical, dental and vision insurance, 401(k) plan with profit sharing and disability and life insurance benefits to its Named Executive Officers consistent with that offered generally to its employees.  In addition, Named Executive Officers are provided a limited number of perquisites whose primary purpose is to minimize distractions from the executives’ attention to important Company objectives.  The Company provides an automobile or automobile allowance and payment of country club dues, all of which are quantified in the Summary Compensation Table on page 19.

Retirement Plans

PAR Technology Corporation Retirement Plan.  The Named Executive Officers are eligible to participate in the PAR Technology Corporation Retirement Plan (the “Retirement Plan”).  The Plan has a deferred profit-sharing component that covers substantially all the employees of the Company including the Named Executive Officers.  The Company’s annual profit sharing contribution to the Retirement Plan is at the discretion of the Board.  The Retirement Plan also contains a 401(k) provision that allows employees to contribute a percentage of their salary, pre-tax, up to certain tax code limitations.  The Company matches the deferrals of all participants in the Retirement Plan, including the Named Executive Officers, at the rate of 10%.

Deferred Compensation.  The Company sponsors a Non-Qualified Deferred Compensation Plan for a select group of highly compensated employees that includes the Named Executive Officers.  Participants may make voluntary deferrals of their salary to the plan in excess of tax code limitations that apply to the Company's Retirement Plan.  The Company also has the sole discretion to make employer contributions to the plan on behalf of the participants, though it did not make any employer contributions in 2011.

Compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the Named Executive Officers of a publicly held company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m).  The Company’s primary objective in designing and administering its compensation policies is to support and encourage the achievement of the Company’s long-term strategic goals and to enhance stockholder value.  In general, stock options granted under the Company’s 2005 Equity Incentive Plan are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives at the time of exercise of such stock options.  Because salary and bonuses paid to Named Executive Officers have been below the $1,000,000 threshold, the Committee has elected, at this time, to retain discretion over bonus payments, rather than to ensure that payments of salary and bonus in excess of $1,000,000 are deductible.  The Committee intends to review periodically the potential impacts of Section 162(m) in structuring and administering the Company’s compensation programs.

Role of Executive Officers

The Company’s Chief Financial Officer takes direction from and brings suggestions to the Compensation Committee on compensation matters for the Named Executive Officers.  He oversees the actual formulation of plans incorporating the suggestions of the Compensation Committee.  He provides information to the Compensation Committee on how employees are evaluated and the overall results of the evaluations.  He assists the Chair of the Compensation Committee in preparing the agenda for its meetings.

The Company’s Chief Executive Officer reports on his evaluations of the senior executives, including the other Named Executive Officers.  He makes compensation recommendations for the other Named Executive Officers with respect to base salary and annual and long-term incentives which are the basis of discussion with the Compensation Committee. The Chief Financial Officer meets with the Compensation Committee to discuss and evaluate the financial implications of compensation related decisions.

Severance Policy

The Company does not have a formal severance plan but as a matter of policy provides severance for its employees in circumstances such as when an employee’s position is eliminated.  All employees, including the Named Executive Officers, are covered by the policy and payments are based on level of responsibility, seniority and/or length of service.  The Company has no other termination arrangements with any of the Named Executive Officers except as follows:

•
Paul B. Domorski.  Under the employment arrangement with Mr. Domorski, termination without cause prior to April 26, 2015 or termination by Mr. Domorski for good reason as defined in his agreement, would trigger immediate vesting of 50% of any unvested stock options received as part of his options received upon hire.  Immediate vesting of all unvested equity interests would be triggered by any change of control situation as defined in his agreement.  Mr. Domorski would receive severance payments as follows:

o
In the event of termination without cause prior to April 26, 2013, severance would be the sum of a) the greater of one year of Mr. Domorski’s annual base salary (currently $400,000) or the amount of his annual base salary for the period commencing on the termination date through April 25, 2013 and b) an amount equal to the prior year’s annual cash bonus, if any, paid to him.

o
In the event of termination by Mr. Domorski for good reason as defined in his agreement, termination without cause on or after April 26, 2013 or as a result of a change of control situation approved by the Board, severance would be the sum of Mr. Domorski’s annual base salary (currently $400,000) and an amount equal to the prior year’s annual cash bonus, if any, paid to him.

o
In the event of termination resulting from a change of control not approved by the Board, severance would be three times the sum of Mr. Domorski’s annual base salary (currently $400,000) and an amount equal to the prior year’s annual cash bonus, if any, paid to him.

Such payments would be subject to and conditioned upon execution of a mutually agreeable separation agreement which would include an agreement as to how the severance payments would be made, a mutual release of claims and Mr. Domorski’s compliance with non-compete, non-solicitation and confidentiality obligations.

•
Ronald J. Casciano.  Under the employment arrangement with Mr. Casciano, termination without cause would entitle Mr. Casciano to a severance amount equal to his then current annual base salary and, in the event such termination occurred on or after October 1 of a fiscal year, a prorated portion of that fiscal year’s Incentive Compensation that would have been payable to him had he remained employed through December 31.  Such payments would be subject to and conditioned upon execution of a mutually agreeable separation agreement which would include a general release of claims and Mr. Casciano’s compliance with confidentiality obligations.

Summary Compensation Table

The following table provides information concerning the compensation of the Company’s Chief Executive Officer and the two other most highly compensated executive officers (the “Named Executive Officers”) for fiscal 2011 and 2010.  For a complete understanding of the table, please read the narrative disclosures that follow the table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul B. Domorski Chairman, President and Chief Executive Officer, PAR Technology Corporation	2011	276,923	--	--	593,694	--	--	12,773(6)	883,390(7)
	2010	--	--	--	--	--	--	--	--
Dr. John W. Sammon Chairman, President and Chief Executive Officer, PAR Technology Corporation	2011	134,458	--	--	--	--	--	10,693(8)	145,151(9)
	2010	355,591	--	--	--	227,700	--	26,753(8)	610,044
Stephen P. Lynch President, PAR Government Systems Corporation and Rome Research Corporation	2011	256,304	--	--	62,520	192,713	--	9,012	520,549
	2010	250,000	--	--	--	134,400	51,970	8,981	445,351
Ronald J. Casciano Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer, PAR Technology Corporation	2011	250,000	--	--	--	--	--	13,848	263,848
	2010	250,000	--	--	--	123,200	6,534	14,511	394,245

(1)
Amounts reported in column (c) reflect base salaries paid to each of the Named Executive Officers for the listed fiscal year.  Amounts shown are not reduced to reflect the Named Executive Officer’s elections, if any, to defer receipt of salary into the Company’s Deferred Compensation Plan.

(2)
The dollar amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.    Assumptions made in these valuations are discussed in Note 7 to the Company’s 2011 Consolidated Financial Statement included in the Company’s Annual Report on 10-K filed with the SEC on April 4, 2012.  There can be no assurance that the grant date fair value amounts will be realized.

(3)
Amounts reported in column (g) represent the amounts paid under the Incentive Compensation element of the Company’s Executive Compensation Plan during the years indicated in respect of service performed during those years.  A description of the Incentive Compensation element is contained in the Compensation Discussion and Analysis under the section entitled “Incentive Compensation” on page 16.  Amounts shown are not reduced to reflect the Named Executive Officer’s elections, if any, to defer receipt of salary into the Deferred Compensation Plan.

(4)
Amounts reported in column (h) consist of above-market or preferential earnings during years indicated on compensation that was deferred in or prior to such years under the PAR Technology Corporation Deferred Compensation Plan.

(5)
In addition to any perquisites identified for the individual Named Executive Officers, the amounts reported in column (i) consists of Company contributions to the Company’s qualified plan and matching contribution to the 401(k); and imputed income on Company payment of term life insurance premiums as determined under the Internal Revenue Code.

(6)	Includes payments made on Mr. Domorski’s behalf for an apartment of $10,395.
(7)	Compensation information for Mr. Domorski reflects a partial year commencing in April, 2011 when he joined the Company.
(8)	Includes payments made on Dr. Sammon’s behalf for club memberships of $10,728 in 2010 and $2,604 in 2011.
(9)
Compensation information provided for Dr. Sammon in 2011 is for a partial year and is reflective of the compensation he received prior to his retirement from his employment with the Company in April, 2011 and does not include the compensation received as a non-management director which is disclosed in the Director Compensation table on page 13 of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the Named Executive Officers at fiscal year-end, December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Share or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Awards: Market or Payout Value of Unearned Shares Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul B. Domorski	0	250,000(1)	0	$4.81	04/21/21	0	0	0	0
Dr. John W. Sammon	0	0	0	0	0	0	0	0	0
Ronald J. Casciano	60,000 (2)	0	0	$6.01	10/13/14	0	0	0	0
Steven P. Lynch	17,000(3) 4,000(4) 0 (5)	3,000(3) 6,000(4) 30,000(5)	0	$6.25 $4.73 $4.25	01/08/18 02/24/19 05/11/21	0	0	0	0

(1)
These options were granted on April 21, 2011.  The options will vest 25% each year as follows:  62,500 on April 25, 2012, 62,500 shares on April 25, 2013, 62,500 shares on April 25, 2014 and the remaining 62,500 shares on April 25, 2015.

(2)	These options were granted on October 13, 2004 and became fully vested on April 13, 2009.
(3)
These options were granted on January 8, 2008.  The options vested 20% on the six-month anniversary of the grant date; with the remainder vesting in equal quarterly installments over the next 48 months.

(4)	These options were granted on February 24, 2009. The options vest 20% annually over a five-year period.
(5)	These options were granted on May 11, 2011. The options will vest 25% each year over the next four years on the anniversary of the date of the grant.

Equity Compensation Plan Information

The following table shows the number, as of December 31, 2011, of equity securities that are authorized for issuance under the Company’s equity incentive plans, differentiated by those compensation plans that have been previously approved by shareholders and those compensation plans that have not been previously approved by shareholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-Average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	757,300	$5.47	193,700(*)
Equity compensation plans not approved by security holders	0	0	0
Total	757,300	$5.47	193,700

(*)
This total does not reflect shares which were subsequently returned to the Company’s 2005 Equity Incentive Plan as a result of expirations and or cancellations of grants during the first quarter of 2012.

Transactions with Related Persons

For the Company’s last fiscal year beginning January 1, 2011 and ending December 31, 2011, and for the Company’s 2010 fiscal year, beginning January 1, 2010 and ending December 31, 2010, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, except for the following:

•
John W. Sammon, III, and Karen E. Sammon, both members of the immediate family of Dr. John W. Sammon, currently a member of the Company’s Board of Directors and formerly the Company’s Chairman of the Board, President and Chief Executive Officer, are principals in Sammon and Sammon, LLC, doing business as Paragon Racquet Club.  Paragon Racquet Club leases a portion of the Company’s facilities at New Hartford, New York on a month to month basis at the base rate of $9,775.  The Company provides membership to this facility to all local employees.

•

John W. Sammon, III, a member of Dr. Sammon’s immediate family, was an employee of PAR Logistics Management Systems Corporation, a subsidiary of the Company, during 2010 and 2011 where he served as President.  Mr. Sammon’s total compensation for 2010 and 2011 was $150,000 and $154,000, respectively, which was commensurate with that of his peers.

Policies and Procedures With Respect to Related Party Transactions

The Company’s written Policy on Related Party Transactions requires Controllers of all subsidiaries to review on a quarterly basis all transactions and potential transactions for related party involvement.  All identified transactions, if any, are reported to the Company’s Chief Financial Officer and the Company’s legal counsel.  Approval or ratification by the Nominating & Corporate Governance Committee is required for any transaction or series of transactions exceeding $120,000 in which the Company is a participant and any related person has a material interest.  Related persons would include the Company’s Directors and executive officers and their immediate family members as well as any person known to be the beneficial owner of more than 5% of PAR’s common stock.

Under the Company’s Corporate Governance Guidelines and Code of Business Conduct & Ethics, all Directors and executive officers and employees of the Company have a duty to report up the chain, which includes reports to the Company’s Compliance Officer and to the Nominating and Corporate Governance Committee or Audit Committee, potential conflicts of interests, including transactions with related persons.  All related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business are disclosed in the Company’s financial statements.  Compensation paid by the Company for service to an employee, even if the aggregate amount involved exceeds $120,000 are not reviewed by the Nominating and Corporate Governance or Audit Committees unless the Compliance Officer, Chief Financial Officer or legal counsel believe such compensation to be inconsistent with peers of the related party within the Company or the Company’s compensation practices in general.

Proposal 2:  Ratification of Amendment of the PAR Technology Corporation 2005 Equity Incentive Plan

On March 19, 2012, the Board of Directors voted unanimously to amend the Company’s 2005 Equity Incentive Plan (the “Plan”) to increase the number of shares reserved under the terms of the Plan from 1,000,000 to 2,250,000.  This amendment was made subject to Shareholder approval.

As of March 31, 2012, a total of 247,800 shares remained available for grant under the Plan.  The Board believes that the Plan has been and will continue to be an excellent means by which to attract and retain key employees.  Accordingly, the Board believes the number of shares reserved for issuance should be increased from 1,000,000 to 2,250,000 and recommends approval thereof by the Shareholders.  There are no current plans for the issuance of any of the additional shares.  The following resolution will be proposed at the Meeting for Shareholder consideration:

RESOLVED, that the amendment of the PAR Technology Corporation 2005 Equity Incentive Plan (the “Plan”) to increase the total number of shares reserved for issuance under the Plan from 1,000,000 to 2,250,000 which was approved by the Company’s Board of Directors on March 19, 2012, be and the same hereby is, approved, ratified and confirmed.

The Board of Directors recommends a vote FOR the proposal to ratify the amendment of the Company’s 2005 Equity Incentive Plan to reserve additional shares for issuance under the Plan.

OTHER MATTERS

Other than as described in the materials of this Proxy Statement, the Board knows of no matters that will be presented at the Annual Meeting for action by shareholders.  However, if any other matters properly come before the Meeting, or any postponement or adjournment thereof, the persons acting by authorization of the proxies will vote thereon in accordance with their judgment.

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.”  This means that we are referring shareholders to information that has previously been filed with the SEC and the information should be considered as part of the particular filing.  As provided under SEC regulations, the “Report of the Audit Committee” and the “Compensation Discussion and Analysis” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC.  In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only.  The information on these websites is not part of this Proxy Statement.  If you have received this document in paper form, the Company’s Annual Report to its shareholders for the year ended December 31, 2011, including audited consolidated financial statements accompanies this Proxy Statement.  Except to the extent expressly provided herein, the Company’s Annual Report is not incorporated in this Proxy Statement by reference.

AVAILABLE INFORMATION

The Company’s Annual Report on Form 10-K can be located with the Proxy Materials at http://www.partech.com/investors/proxy, as well as with the Company’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, which are available under the SEC Filings link on our website http://www.partech.com/investors/xbrl-documents/ as soon as reasonably practicable after PAR electronically files such reports with, or furnishes those reports to, the Securities and Exchange Commission. PAR's Corporate Governance Guidelines, Board of Directors committee charters (including the charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee) and code of ethics entitled “Code of Business Conduct and Ethics” also are available at that same location on our website.  Stockholders can receive free printed copies of these documents by directing a written or oral request to: PAR Technology Corporation; Attention: Investor Relations; PAR Technology Park; 8383 Seneca Turnpike; New Hartford, NY  13413-4991; 315-738-0600; http://www.partech.com/investors/investor-relations.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Shareholders may submit proposals on matters appropriate for shareholder action at the Company’s Annual Meetings consistent with the regulations adopted by the SEC and the By-Laws of the Company.  To be considered for inclusion in next year’s Proxy Statement and form of proxy relating to the 2013 Annual Meeting, any shareholder proposals must be received at the Company’s general offices no later than the close of business on December 28, 2012.  If a matter of business is received by April 12, 2013, the Company may include it in the Proxy Statement and form of proxy and, if it does, it may use its discretionary authority to vote on the matter.  For matters that are not received by April 12, 2013, the Company may use its discretionary voting authority when the matter is raised at the Annual Meeting, without inclusion of the matter in its Proxy Statement.  Proposals should be addressed to Gregory T. Cortese, Secretary; PAR Technology Corporation; PAR Technology Park; 8383 Seneca Turnpike; New Hartford, New York 13413-4991.  The Company recommends all such submissions be sent by Certified Mail - Return Receipt Requested.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Gregory T. Cortese
Secretary
April 26, 2012

Appendix A

PAR TECHNOLOGY CORPORATION
AUDIT COMMITTEE CHARTER

Membership
The Audit Committee (the “Committee”) of PAR Technology Corporation (the “Company”) shall consist of at least three members of the Board of Directors (the “Board”).  Members shall be appointed upon the recommendation of the Nominating and Corporate Governance Committee and may be removed by the Board in its discretion.  All members of the Committee will meet the independence and other requirements of the Audit Committee Policy of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”).  At least one member of the Committee shall, in the assessment of the Board, qualify and be identified as an audit committee financial expert as defined by the Commission.  All members of the Committee shall be financially literate at the time of their appointment to the Committee or within a reasonable time thereafter.  Members of the Committee shall not simultaneously serve on the audit committees of more than two other public companies unless the Board determines that simultaneous service would not impair the ability of the member to effectively serve on the Committee and the Board discloses this determination in the Company's annual proxy statement.

Purpose
The Company's management is responsible for preparing the Company's financial statements and the Company’s independent auditor is responsible for auditing those financial statements.  The Audit Committee’s purpose shall be to:

1.	Prepare an audit committee report as required by the SEC to be included in the Company’s annual proxy statement.

2.      Assist the Board in its oversight of:

a.	the integrity of the Company’s financial statements;

b.	the Company’s compliance with legal and regulatory requirements;

c.	the Company’s independent auditor’s qualifications and independence; and

d.	the performance of the Company’s internal audit function and independent auditors

The financial management and the independent auditors of the Company have more time, knowledge and more detailed information on the Company than do Committee members.  Therefore, in carrying out its responsibilities to assist the Board in the above oversight functions, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any certification as to the work of the independent auditors.

Meetings
The Committee will meet at least four times a year, with authority to convene additional meetings, as circumstances require.  All Committee members are expected to attend each meeting, in person or via teleconference or video-conference.  The Committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. Meeting agendas will be prepared and provided to members in advance, along with appropriate briefing materials.  Minutes will be prepared.

In addition to meetings with Company officers and employees, the independent auditor or outside counsel or other advisers as necessary to fulfill its responsibilities, the Committee shall, on a regular basis, hold separate private meetings with the following to discuss any matters either party believes should be discussed privately:
•	Company management;
•	the Company’s independent auditors; and
•	the Company’s internal auditor

Authority & Responsibilities
In carrying out its purpose, the Committee shall have the following authority and responsibilities:

A.           Oversight of Independent Auditor

1.
The independent auditor is ultimately accountable to the Board and the Committee.  Therefore, the Committee, subject to any action that may be taken by the full Board, has the ultimate authority and is directly responsible for the appointment, compensation, evaluation, retention, oversight of the work and when appropriate termination of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.  The oversight responsibility includes resolution of disagreements between management and the independent auditor regarding financial reporting.  Each such registered public accounting firm shall report directly to the Committee.

2.	To assist the Board in its oversight of the independence, qualifications and performance of the independent auditor the Committee shall:

a.
assess the auditor’s independence by at least annually obtaining and reviewing a report from the independent auditor delineating all relationships between the Company and the independent auditor, including non-audit services, consistent with Independence Standards Board Standard Number 1;

b.
discuss with the independent auditor any such disclosed relationships and their impact or potential impact on the auditor's independence and objectivity, taking into account the opinions of management and the internal auditors; and

c.
set clear policies for the hiring of employees or former employees of the Company’s independent auditors who participated in any capacity in the audit of the Company taking into account the pressures that may exist for auditors seeking a job with the company they audit.

d.	at least annually obtain and review a report from the independent auditor that describes:

i.	the audit firm’s internal quality-control procedures;

ii.
any material issues raised by the firm’s most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities within the most recent five years relating to one or more independent audits carried out by the firm; and

iii.	any steps taken to deal with any such issues

e.
(after reviewing the independent auditor’s report and the independent auditor’s work throughout the year) review and evaluate the qualifications, performance and independence of the independent auditor and lead partner of the independent auditor team taking into account the opinions of the Company’s management and the internal auditors;

f.	discuss with management the timing and process for implementing the rotation of the lead audit partner, and the concurring (review) partner and any other active audit engagement team partner;

g.	consider and discuss with management whether it is appropriate to adopt a policy of rotating the independent audit firm on a regular basis;

h.	review and approve the independent auditor’s proposed audit scope and approach, including staffing of the audit and coordination of audit effort with internal audit;

3.
The Committee shall regularly report to the full Board about Committee activities, issues and related recommendations and present the Committee’s conclusions with respect to the audit firm’s quality controls, independence, qualifications and performance and review any issues that arise with respect to the performance and independence of the independent auditors.

4.
The Committee shall have the sole authority to approve all audit engagement fees and terms and the Committee, or a member of the Committee, must pre-approve any auditing services and permitted non-audit services, including the fees and terms thereof provided by the Company’s independent auditor, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to the completion of the audit.

B.           Oversight of Internal Audit Function

1.	The Committee shall review and discuss with the independent auditor the responsibilities, budget and staffing of the Company’s internal audit function.

2.	The Committee shall review and discuss with management, the internal audit director and the independent auditor:

a.	the effectiveness of the internal audit function, including compliance with established internal auditing practice standards

b.	the audit risk assessment process and the proposed scope of the Internal Audit department for the upcoming year and coordination of that scope with the independent auditor; and

c.	the results of the internal auditors’ examination of significant internal audit department findings and management responses.

3.	The Committee shall assess and confirm there are no restrictions or limitations placed on the performance of internal audit.

4.	The Committee shall review the appointment and, when appropriate, the replacement of the senior internal auditing executive

5.	The Committee shall regularly report to the Board about Committee activities, issues and related recommendations with respect to the performance of the internal audit function.

C.           Oversight of Management’s Conduct of Financial Reporting Process

1.
Financial Reporting Practices.  The responsibility for the Company’s financial statements and disclosures rest with the Company’s management.  In providing oversight of the Company’s financial reporting practices, the Committee shall

a.
regularly review with the independent auditor any audit problems or difficulties and management’s response. The review shall include any restrictions on the scope of the independent auditor’s activities or on the access the independent auditor had to requested information and any significant disagreements with management; any accounting adjustments noted or proposed by the auditor that were “passed” (as immaterial or otherwise); any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter or schedule of differences issued, or proposed to be issued, by the audit firm to the Company.

b.
review and discuss with the independent auditor, and with management, major issues regarding accounting principals and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;

c.
review and discuss with management and the independent auditor any major issues as to the quality and adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies, if any;

d.
review and discuss any analyses prepared by the Company’s management and/or independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including any analyses of the effects of alternative GAAP methods on the financial statements;

e.
review the effect of recent accounting professional and regulatory initiatives, complex or unusual transactions and highly judgmental areas, material off-balance sheet transactions or structures and other similar relationships on the financial statements of the Company;

2.	Audited Financial Statements. With respect to the Company’s annual audited financial statements, the Committee shall:

a.
meet with Company management and the independent auditor to review and discuss the Company’s annual audited financial statements to be included in SEC Form 10-K (or in the Annual Report to Shareholders if distributed prior to filing Form 10-K) and the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

b.	review and discuss with the independent auditor the matters required to be discussed by the applicable Statement of Auditing Standards (“SAS”); and

c.
based on these discussions, the Committee will advise the Board whether it recommends the audited financial statements to be included in the Annual Report on Form 10-K (or in the Annual Report to Shareholders if distributed prior to filing Form 10-K).

3. Interim Financial Statements. With respect to the Company’s interim financial statements the Committee shall:

a.
meet with Company management and the independent auditor to review and discuss the Company’s quarterly financial statements to the SEC (e.g. Form 10-Q) including the results of the independent auditor’s review of such financials, prior to the filing thereof and the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

b.	review and discuss with the independent auditor and management the matters required to be discussed by the applicable SAS.

4.
Disclosure of Financial Information.  The Committee shall review and discuss in a general manner (e.g. the type of information to be disclosed and the type of presentation to be made) the Company’s earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information) as well as the financial information and earning guidance provided to analysts and rating agencies.  The Committee is not required to discuss in advance each earnings release or each instance in which the Company provides earnings guidance.

5.
Risk Assessment.  It is the responsibility of the Company’s CEO and senior management to assess and manage the Company’s exposure to risk.  The Committee shall discuss with the Company’s management the guidelines and policies to govern the process by which the Company’s management undertakes to assess and manage the Company’s exposure to risk.  Discussion should also include the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

6.	The Committee shall regularly report to the Board about Committee activities, issues and related recommendations with respect to the quality or integrity of the Company’s financial statements,

D.	Assist the Board in Oversight of the Company’s Compliance with Policies and Procedures Addressing Legal and Ethical Concerns.

1.
The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

2.
The Committee has authority to conduct or authorize investigations into any matter brought to its attention.  Within this scope of responsibility, the Committee has full access to all books, records, facilities and personnel of the Company and is empowered to:

a.	engage independent counsel or other advisers as it determines necessary to carry out its duties;

b.	seek any information from any employees – all of whom are directed to cooperate with the Committee’s requests – or external parties;

c.	meet with Company officers, independent auditor or outside counsel, as necessary to fulfill its responsibilities;

3.
The Committee shall regularly report to the Board about Committee activities, issues and related recommendations with respect to the quality or integrity of the Company’s compliance with legal or regulatory requirements.

E.           General

1.	The Committee shall have the power to authorize Company funding necessary and appropriate to carry out its duties, in particular it shall have the power to authorize funding for:

a.	the compensation of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

b.	the compensation of any independent counsel or other advisers as it determines necessary to carry out its duties; and

c.	the payment of the Committee’s ordinary administrative expenses that are necessary and appropriate in carrying out its duties.

2.	The Committees functions are the sole responsibility of the Committee and may not be allocated to a different committee of the Board.

3.	Review and assess the adequacy of this charter annually, requesting Board approval for proposed changes.

4.	Confirm annually that all responsibilities outlined in this charter have been carried out

5.	Evaluate the Committee's and individual members' performance on an annual basis.

6.	Perform other activities related to areas covered by this charter as requested by the Board.

7.	Institute and oversee special investigations as needed.

Directions to The New York Palace Hotel
455 Madison Avenue; New York, NY  10022
212-888-7000

From Westchester:
Take the Saw Mill River Parkway South. Follow the signs to the Henry Hudson Parkway South. Follow the Henry Hudson Parkway South to 50th Street (Manhattan). Exit onto 50th Street and follow across town to Madison Avenue. The hotel’s main entrance is located on 50th Street between Madison and Park Avenues.

From New Jersey Turnpike (Lincoln Tunnel):
Go North on the New Jersey Turnpike (Interstate 95 North) to Exit 16 E for the Lincoln Tunnel (pay toll).  Follow directions into the Lincoln Tunnel (pay toll). Upon exiting the tunnel bear left for “Uptown” and proceed two blocks to 42nd Street. Turn left onto 42nd Street. Turn right on 10th Avenue. Continue North to 50th Street; turn right onto 50th Street.  Follow 50th Street across town traveling East to Madison Avenue. The hotel’s main entrance is located on 50th Street between Madison and Park Avenues.

From New England Via RFK Bridge/95 South/Hutchinson River Parkway:
Follow signs to the RFK Bridge. Follow all signs for Manhattan/FDR South (pay toll). Take the FDR South. Exit onto 49th Street. Exit onto 49th Street.  Follow 49th Street to 6th Avenue. Turn right on 6th Avenue. Turn right onto 50th Street.  The hotel’s main entrance is located on 50th Street between Madison and Park Avenues.

From Midtown Tunnel / Long Island Expressway:
Enter the Queens Midtown Tunnel (pay toll).  Upon exiting the tunnel bear right to 37th Street (Uptown sign). Follow 37th Street to 3rd Ave. Turn right onto 3rd Avenue to 51st Street and turn left onto 51st Street.  The hotel’s main entrance is located on 51st Street between Park and Madison Avenues.

REVOCABLE PROXY

PAR TECHNOLOGY CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
June 7, 2012
1:00 PM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of PAR TECHNOLOGY CORPORATION hereby appoints PAUL B. DOMORSKI, JOHN W. SAMMON, and SANGWOO AHN, or any one of them, jointly or severally, as proxies with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the 2012 Annual Meeting of Shareholders to be held on Thursday, June 7, 2012 at 1:00 PM, Local Time, at The New York Palace Hotel; 455 Madison Avenue; New York, NY, and at any adjournment thereof, for the matters set forth and more particularly described in the accompanying Notice of Annual Meeting and Proxy Statement and upon such other matters which may properly come before the meeting.

The proxies will vote as the Board of Directors recommends where a choice is not specified.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

PAR TECHNOLOGY CORPORATION - ANNUAL MEETING, JUNE 7, 2012:

YOUR VOTE IS IMPORTANT!

Proxy Materials and the Company's Annual Report are available on-line at:
www.partech.com/investors/proxy

You can vote in one of three ways:

1. Call **toll free 1-877-603-0119** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **http://www.rtcoproxy.com/par** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

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X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
PAR TECHNOLOGY CORPORATION

Annual Meeting of Shareholders
JUNE 7, 2012

1. ELECTION OF DIRECTOR

Nominee for a 3 year term:
(01) Mr. Sangwoo Ahn

For	With-held
☐	☐

For	Against	Abstain
☐	☐	☐

The Board of Directors recommends a vote "FOR" ratification.

UNLESS OTHERWISE INSTRUCTED ABOVE, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS SET FORTH ABOVE

Mark here if you plan to attend the meeting ☐

Mark here for address change and note change ☐

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

If signing as attorney, executor, administrator, trustee or guardian, please give full title as such and if signing for a corporation, please give your title. When shares are in the name of more than one person, all should sign the proxy.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to Midnight, June 7, 2012. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to Midnight, June 6, 2012:

1-877-603-0119

Vote by Internet

anytime prior to Midnight, June 6, 2012 go to

http://www.rtcoproxy.com/par

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS: www.partech.com/investors/proxy

Your vote is important!

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
PAR TECHNOLOGY CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
JUNE 7, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of PAR TECHNOLOGY CORPORATION hereby appoints PAUL B. DOMORSKI, JOHN W. SAMMON, and SANGWOO AHN, or any one of them, jointly or severally, as proxies with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the 2012 Annual Meeting of Shareholders to be held on Thursday, June 7, 2012 at 1:00 PM, Local Time, at The New York Palace Hotel; 455 Madison Avenue, New York, NY, and at any adjournment thereof, for the matters set forth and more particularly described in the accompanying Notice of Annual Meeting and Proxy Statement and upon such other matters which may properly come before the meeting.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

If signing as attorney, executor, administrator, trustee or guardian, please give full title as such and if signing for a corporation, please give your title. When shares are in the name of more than one person, all should sign the proxy.

	For	With-hold
1. ELECTION OF DIRECTOR Nominee for a 3 year term: (01) Mr. Sangwoo Ahn	☐	☐

The Board of Directors recommends a vote "FOR" proposals 1 and 2.

UNLESS OTHERWISE INSTRUCTED ABOVE, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS SET FORTH ABOVE.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING. → ☐

Detach above card, sign, date and mail in postage paid envelope provided.

PAR TECHNOLOGY CORPORATION

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

____

____

____

PROXY MATERIALS ARE AVAILABLE ON-LINE AT:

www.partech.com/investors/proxy

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